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Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We consent to the use of our reports dated February 23, 2015, with respect to the consolidated financial statements of Husky Energy Inc., which comprise the consolidated balance sheets as at December 31, 2014 and December 31, 2013, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Professional Accountants

December 10, 2015

Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

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